Exhibit 99.1

INVESTOR CONFERENCE CALL SCRIPT – JULY 29, 2011

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2011 fourth quarter and year end investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2011 fourth quarter and year end investor conference call. The agenda for today’s call will include a discussion of our fourth quarter and year end financial results, a review of market conditions and an update regarding our strategic development efforts.
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Let me begin by stating that fiscal year 2011 was a difficult year for WPCS. The soft economic conditions led to a competitive environment which in turn led to reduced revenue and margins. In addition, we experienced significant losses on certain projects that were underbid. The combination of these events adversely affected our financial performance.

Several months ago, we enacted specific measures to combat the less than favorable financial results produced in fiscal year 2011. This included management changes, creating additional operational efficiencies and an overall reduction of SG&A expenses. This effort is beginning to pay off now and has put WPCS back on track towards the profitable growth we expect for our shareholders.

Of course the economy has not yet fully recovered and we understand that we will continue to have some challenges in fiscal year 2012, however, we are better situated as a company from an operational perspective today than we were a year ago. Our projects are under control, our leadership team is focused on success and the public service, healthcare and energy markets continue to afford us the ability to maintain an active bid list and increased backlog compared to the third quarter of fiscal 2011.

Again, it has been a difficult fiscal year 2011 but we know that fiscal year 2011 is behind us and we expect to return to profitability in fiscal year 2012. This return to profitability includes expected increases in revenue due to our existing backlog and bids, as well as recognizing projects that were delayed in fiscal year 2011. For the first quarter of fiscal year 2012 which ends July 31, 2011, we expect to generate positive EBITDA.

At the end of the fourth quarter, WPCS is pleased to announce that we have a backlog of $45.3 million and a bid list of $147.2 million which is an indication that the opportunity to generate respectable earnings in the near future exists. The management team believes that we have turned the corner and we look forward to a successful year ahead. Now, we can turn our attention to the audited financials for the fourth quarter and fiscal year ended April 30, 2011.

In regards to revenue, for the fourth quarter ended April 30, 2011, WPCS generated $17.8 million in revenue compared to $29.2 million for the same period last year. The decrease in year over year revenue is due to current project delays and delays in bid awards. We expect an increase in revenue production in the first and second quarters of fiscal year 2012 compared to the fourth quarter of fiscal 2011.

For the fourth quarter ended April 30, 2011, WPCS generated a net loss of $27.0 million or $3.89 per diluted share. This net loss includes a non-cash charge of $27.5 million related to goodwill and other intangible asset impairments, as a result of certain intangible assets exceeding their fair value, as determined by operating performance. I do want to emphasize that these are non-cash charges and do not affect the operations or cash flow of the company.

For the fiscal year ended April 30, 2011, WPCS generated $96.8 million in revenue compared to $105.8 million for the same period last year. The decrease in year over year revenue reflects the soft economic environment we experienced this past year combined with project delays and delays in bid awards. The revenue segmentation for fiscal year 2011 was approximately 29% wireless communication, 13% specialty construction and 58% electrical power.

For the fiscal year ended April 30, 2011, WPCS generated a net loss of $36.8 million or $5.30 per diluted share. This net loss includes a non-cash charge of $34.4 million for goodwill and other intangible asset impairment charges and $624,000 of one-time charges associated with the strategic alternatives effort currently underway.

Again, I would like to emphasize that of the $36.8 million of net income loss, $34.4 million is related to non-cash impairment charges. We have now written off most of our goodwill. The remaining loss beyond the non-cash impairment charges are primarily related to cost overruns on specific projects that were underbid and the costs associated with the strategic alternatives effort, which we have discussed throughout the year.

Consolidated gross margin for fiscal year 2011 was 19% compared to 26% during the same period last year. The lower margin contribution reflects project cost overruns, as well as the competitive nature of past project awards. Our projects are now under control and we have been actively bidding. We anticipate an increase in gross margin in the quarters ahead.

As of April 30, 2011, WPCS continues to maintain a healthy balance sheet with approximately $4.9 million in cash, and $14.8 million in working capital. Due to the relative strength of our balance sheet, the company expects to be able to finance our growth internally and meet our short term liquidity needs.

As a result of missing our financial goals last fiscal year, we triggered financial covenant defaults in regards to our credit facility with Bank of America. However, we continue to work with Bank of America under the terms of the forbearance agreement and we are considering alternative credit arrangements.

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On June 16, 2011, Multiband Corporation, traded under the NASDAQ symbol MBND, announced that it entered into a non-binding letter of intent to acquire WPCS at $3.20 per share in cash. In addition, Multiband acquired approximately 10% of the outstanding shares of WPCS in an open market transaction. Lastly, Multiband deposited $1 million in escrow which will be forfeited to WPCS unless WPCS materially breaches the definitive agreement to merge or if another bidder tops the existing bid.

The proposed acquisition is subject to customary due diligence and the negotiation of a definitive merger document as well as WPCS shareholder approval. The transaction is expected to close by the end of the third quarter of calendar year 2011. When Multiband puts forth a definitive agreement to acquire WPCS, our directors will confer and announce their recommendation to our shareholders. The solicited bid from Multiband is part of the strategic alternatives effort that has been underway since September 2010.
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In conclusion, the management team will continue to focus on improving our financial performance and making sure that each operation center is positioned for earnings growth in the near future. We believe WPCS is a valuable company. We have a leadership position in communications infrastructure, an exceptional customer base in high growth markets, an international presence, a healthy balance sheet and earnings growth potential. Our company remains committed to building shareholder value in the short term and the long term. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2011 fourth quarter and year end investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 31453 # as the program identification number.

This will conclude the call.

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